Exhibit 99.1
GUESS?, INC.	NEWS RELEASE

For Immediate Release
Contacts:	Carlos Alberini	Frederick G. Silny	Joseph Teklits
	President & Chief Operating Officer	SVP & Chief Financial Officer	ICR
	(213) 765-3582	(213) 765-3289	(203) 682-8258

GUESS?, INC. TO DELAY EARNINGS RELEASE

Company Expects to Report Strong Results for Q1

EPS Between $0.30 and $0.33 in Q1 This Year Versus $0.18 Last Year

— April Comp Sales Up 22.6% —

Los Angeles, CA, May 3, 2006 — Guess?, Inc. (NYSE:GES) announced today that it will delay its first quarter earnings release and investor conference call, previously scheduled for 4:30 p.m. (ET) today.

The Company received a comment letter from the Securities and Exchange Commission dated April 27, 2006 regarding the Company’s report on Form 10-K for the fiscal year ended December 31, 2005.

The Company is currently in the process of responding to the SEC’s comments. The Company and its advisors are focused principally on a comment related to Guess?’ acquisition of its European jeanswear licensee in the first quarter of 2005. The comment relates to the allocation of the purchase price to intangible assets.

Guess? currently expects to file the Company’s Form 10-Q for the quarter ended April 1, 2006 on or before its due date of May 11, 2006. The Company also plans to release earnings concurrently with such filing. Once that date is finalized, Guess? will schedule an investor conference call to discuss the financial results for the period.

The Company is very pleased to announce that it expects to report strong net earnings for the first quarter ended April 1, 2006, in the range of $13.5 million to $15.0 million, or diluted earnings per share of $0.30 to $0.33. This compares to net earnings of $8.2 million or diluted earnings of $0.18 per share for the first quarter of 2005. The Company noted that its retail, European and licensing business segments all posted significantly improved results for the period. The Company is also pleased to announce that comparable store sales for the fiscal month ended April 29, 2006 increased 22.6%. Guess? will issue a release with full details of April retail sales on Thursday, May 4, 2006.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At April 29, 2006, the Company operated 316 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, final results of the Company’s evaluation of certain accounting practices in response to the SEC comment letter dated April 27, 2006 and the possible need for any corrective action with respect thereto, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), the successful integration of acquisitions, new stores and new licensees into existing operations, the successful execution of our international growth strategies, possible cancellations of wholesale orders, the success of competitive products, the continued availability of adequate sources of capital, our ability to attract and retain key personnel, general economic conditions, acts of terrorism or acts of war, government regulation, currency fluctuations and possible future litigation. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.